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                                                                    Exhibit 23.2

                        Consent of Independent Auditors

The Board of Directors
First Liberty Bank Corp.

   We consent to inclusion in the registration statement on Form S-4 of Community Bank System, Inc. of our audit report dated February 8, 2000, relating to the consolidated balance sheets of First Liberty Bank Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999 included herein, and to the reference to our firm under the heading "Experts" in the registration statement.

                                          /s/ KPMG LLP

Philadelphia, Pennsylvania
January 29, 2001